                                       Free Writing Prospectus
                                       Filed Pursuant to Rule 433
                                       Registration Statement No.: 333-127779-03

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through
Certificates, Series 2005-6

Update Regarding Structural and Collateral Information Free Writing Prospectus
dated December 2005 ("SCI FWP") and Free Writing Prospectus dated December 12,
2005 ("DEC 12 FWP")

1. In the descriptive information regarding 277 Park Avenue in the SCI FWP and the DEC 12 FWP, the rating shown for Sumitomo in the tenant write-up should be
"A".

2. In the descriptive information regarding the KinderCare Portfolio In the SCI
FWP and Annex E to the DEC 12 FWP, the first sentence of the last bullet point under the heading, "The Company", should read as follows: "In January 2005,
Knowledge Learning Corporation purchased KinderCare for approximately $550 million, plus the assumption of approximately $483 million of indebtedness."

3. The interest rates applicable under the 277 Park Avenue Whole Loan (including the 277 Park Avenue Pari Passu Note A-1) and the Kindercare Portfolio Whole Loan
(including the KC Pari Passu Note A-1 Component Mortgage Loan) will be reset based on current treasuries in connection with the pricing of the offered certificates.

4. Loan No. 59395 (Euclid Plaza) should have been reflected on Annex A1 to the
DEC 12 FWP as a loan that is interest-only for the first 36 payments and then amortizing. Also, the Cut-off Date Balance should have been reflected as
$4,400,000, the Maturity Date Balance as $3,916,611, the Cut-off Date LTV Ratio
as 80.0% and the Balloon or ARD LTV Ratio as 71.2%.

5. The fee and rate information for the following loans should have Been reflected as follows on Annex A1 to the DEC 12 FWP:

-------------------- -------------------------------- ------------------- ------------------- --------------
Loan Number          Property Name                    Subservicing Fee    Net Mort. Fee       Admin Fee
                                                      Rate (%)            Rate (%)            Rate (%)
-------------------- -------------------------------- ------------------- ------------------- --------------

59022                Caruso Northgate Apart           0.070               5.545               0.081
-------------------- -------------------------------- ------------------- ------------------- --------------
59240                1301 Virginia Drive              0.100               5.105               0.111
-------------------- -------------------------------- ------------------- ------------------- --------------
59320                Collins Pointe Apart             0.100               5.245               0.111
-------------------- -------------------------------- ------------------- ------------------- --------------
59213                Hickory Valley Apart             0.100               4.812               0.111
-------------------- -------------------------------- ------------------- ------------------- --------------
59395                Euclid Plaza                     0.100               5.075               0.111
-------------------- -------------------------------- ------------------- ------------------- --------------

6. In the descriptive information regarding 2001 K Street in the SCI FWP and the
DEC 12 FWP, the occupancy percentage as of 9/30/2005 should be 98.6%.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to
dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

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